FOR IMMEDIATE RELEASE

February 22, 2018

For more information contact:

John Goodey (419) 247-2800

Welltower Reports Fourth Quarter 2017 Results

Toledo, Ohio, February 22, 2018…..Welltower Inc. (NYSE:HCN) today announced results for the quarter ended December 31, 2017. For the quarter, we generated net loss attributable to common stockholders of $0.30 per share and normalized FFO attributable to common stockholders of $1.02 per share. For the year, we generated net income attributable to common stockholders of $1.26 per share and normalized FFO attributable to common stockholders of $4.21 per share.

Quarterly Highlights

•         Total portfolio SSNOI grew 2.1%, driven by consistent growth across all of our segments

•         $334 million of high quality investments with 80% sourced through existing relationships

•         Announced an innovative outpatient medical joint venture development in Orange County with Providence St. Joseph’s, adjacent to Mission Hospital on the land of Simon Property Group’s The Shops at Mission Viejo

•         Expanded relationship with Sunrise Senior Living through an off-market acquisition of a $368 million rental CCRC portfolio located in strategic markets that is expected to close in the first quarter of 2018 at a 7.0% initial yield

Annual Highlights

•         Grew total portfolio average SSNOI by 2.7%, driven by 2.5% growth in our seniors housing operating segment

•         Delivered $548 million of development projects with a 7.3% expected yield

•         Completed $1.5 billion of property sales and loan payoffs at a blended 7.0% yield on sale

•         Extinguished $1.4 billion of debt and preferred securities

•         Net debt to undepreciated book capitalization declined to 36.3% from 37.4% at 12/31/16

“Welltower continues to redefine the role of a health care REIT as an active partner in driving the next generation of health care real estate,” commented CEO Tom DeRosa. “This is evident in our innovative outpatient collaboration with the third largest U.S. health system, Providence St. Joseph, in Mission Viejo, CA, and throughout our seniors housing portfolio, which has seen the Welltower platform deliver consistent growth through changing market environments. These settings will drive health care delivery to effective and technologically advanced real estate that is accessible, consumer friendly, and able to produce better health outcomes.”

Capital Activity On December 31, 2017, we had $244 million of cash and cash equivalents and $2.3 billion of available borrowing capacity under our primary unsecured credit facility. During the fourth quarter, we generated approximately $89 million in proceeds under our ATM and DRIP programs at an average price of $67.06, bringing year-to-date proceeds to $611 million at an average price of $71.01. In addition, we extinguished $137 million of secured debt, bringing our full year retirement of debt and preferred securities to $1.4 billion at a blended average rate of 5.4%.

Outlook for 2018 We are introducing our 2018 earnings guidance and expect to report net income attributable to common stockholders in a range of $2.38 to $2.48 per diluted share and normalized FFO attributable to common stockholders in a range of $3.95 to $4.05 per diluted share.  As previously disclosed, we no longer report FAD, primarily because it could be considered a liquidity metric, but we do provide relevant data components. In preparing our guidance, we have adjusted our blended and long-term/post-acute care SSNOI retroactively for the $35 million Genesis Master Lease restructuring that is effective January 1, 2018 and have made the following assumptions:

•         Same Store NOI: We expect average blended SSNOI growth of approximately 1.0%-2.0% in 2018 which is comprised of the following components:

§  Seniors housing operating approximately 0.0%-1.5%

§  Seniors housing triple-net approximately 2.5%-3.0%

§  Long-term/post-acute care approximately 2.0%-2.5%

§  Outpatient medical approximately 2.0%-2.5%

•         Acquisitions: 2018 earnings guidance excludes any additional potential acquisitions beyond what has been announced.

•         Development: We anticipate funding development of approximately $297 million in 2018 relating to projects underway on December 31, 2017. We expect development conversions during 2018 of approximately $413 million, which are currently expected to generate stabilized yields of approximately 8.0%.

4Q17 Earnings Release                                                                                                                                                               February 22, 2018

•         Dispositions: We anticipate approximately $1.3 billion of disposition proceeds at a blended yield of 7.2% in 2018. This includes approximately $0.6 billion of proceeds from dispositions previously expected to close in 2017 and $0.7 billion of incremental proceeds from other potential loan payoffs and property sales.

•         G&A Expenses: We anticipate annual general and administrative expenses of approximately $130 million in 2018, including $22 million of stock-based compensation.

Our guidance does not include any additional investments, dispositions or capital transactions beyond what we have announced, nor any transaction costs, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items.  Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders.  We will provide additional detail regarding our 2018 outlook and assumptions on the fourth quarter 2017 conference call.

Dividend As previously announced, the Board of Directors declared a cash dividend for the quarter ended December 31, 2017 of $0.87 per share.  On February 21, 2018, we paid our 187th consecutive quarterly cash dividend.  The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.

Quarterly Investment and Disposition Activity  We completed $334 million of pro rata gross investments for the quarter including $223 million in acquisitions/JVs, $108 million in development funding and $3 million in loans.  80% of these investments were completed with existing relationships. Acquisitions/JVs were comprised of six separate transactions at a blended yield of 6.0%. The development fundings are expected to yield 7.9% upon stabilization and the loans were made at a blended rate of 8.8%. We also placed into service three development projects totaling $41 million at a blended stabilized yield of 9.6%. Also during the quarter, we completed total dispositions of $142 million consisting of loan payoffs of $28 million at an average yield of 7.1% and property sales of $114 million at a blended yield on proceeds of 6.2%.

Notable Investments with Existing Operating Partners

Sunrise Senior Living As previously announced, we expanded our relationship with Sunrise by entering into a definitive agreement to acquire a portfolio of four rental continuing care retirement communities located in the Washington D.C. (2), Miami, and Charlottesville MSAs. The properties are currently operated by Sunrise under triple-net leases. Welltower will acquire 100% of the landlord’s ownership interest for $368 million and will transition the communities to a RIDEA structure with Sunrise continuing to manage the communities under an incentive-based management contract. The year one cap rate is 7.0%. We closed on one community in December 2017 with the remaining three to follow in the first quarter of 2018. Since our initial $243 million acquisition in 2012, we have completed $5.3 billion of follow-on pro rata investments with Sunrise.

New Perspective We expanded our relationship with New Perspective by acquiring a 100% ownership interest in a 121-unit private pay seniors housing property owned by a third party and located in the Green Bay MSA for $33 million. The property opened in 2016 and was added to an existing master lease which has a corporate guarantee and expires in 2030. The initial lease yield is 6.25% with 25 basis point annual increasers. Since closing our initial $17 million acquisition/leaseback in 2009, we have completed $330 million of follow-on pro rata investments with New Perspective.

Sagora Senior Living We expanded our relationship with Sagora by acquiring a 38-unit private pay seniors housing property located in the Tulsa MSA. The property was acquired through our existing 94/6 joint venture with Sagora and the purchase price based on a 100% ownership interest was $10 million. The property was added to an existing master lease at an initial lease yield of 6.25% which escalates 4.00% annually for the first two years and then 3.00% annually thereafter. Since completing our initial $8.5 million acquisition in 2010, we have completed $626 million of follow-on investments with Sagora.

Florida Medical Clinic We acquired a 100% interest in three off-campus, affiliated outpatient medical buildings in the Tampa MSA. The purchase price was $46 million, which represents a year one cap rate of 6.1%. The properties combined are 109,785 rentable square feet, have an average age of seven years and are 100% master leased to Florida Medical Clinic, a physician’s group with over 200 doctors and 25 specialties in 49 patient care sites throughout the Tampa MSA. Florida Medical Clinic leases over 300,000 square feet of space in Welltower properties.

Ascension We acquired a 100% interest in an off-campus, affiliated outpatient medical office building in the Austin MSA. The purchase price was $11 million, which represents a year one cap rate of 5.1%. The property is 20,577 rentable square feet, was built in 2017 and is 100% master leased to Seton Healthcare, a subsidiary of Ascension Health. Ascension Health is the largest non-profit health system in the U.S. and the world’s largest Catholic health system, encompasses 15,700 staffed beds across 131 hospitals and generates $17.6 billion of annual net patient revenues. Ascension leases over 200,000 square feet of space in Welltower properties.

4Q17 Earnings Release                                                                                                                                                               February 22, 2018

Notable Investments with New Operating Partners

Summit Medical Group We acquired a 100% interest in an off-campus, affiliated outpatient medical building in the New York MSA. The purchase price was $68 million, which represents a year one cap rate of 5.0%. The property is 130,000 rentable square feet, was built in 2017 and is 100% master leased to Summit Medical Group, the largest and oldest physician-owned multispecialty medical practice in New Jersey with over 700 doctors in over 70 patient care sites.

Notable Development Conversions

Sunrise Senior Living We expanded our relationships with Sunrise and Revera by completing the development of a private pay Gracewell brand seniors housing property located in the Greater London area for £12 million based on 100% ownership interest. Revera is a 25% joint venture partner. The purchase price represents an 11.4% stabilized return on cost. Since closing our initial $243 million acquisition in 2012, we have completed $5.3 billion of follow-on pro rata investments with Sunrise.

Notable Dispositions

LifeCare Health Partners We completed the disposition of one long-term acute care hospital for $31 million. The property was purchased by Froedtert Health and it will continue to be leased to LifeCare, the operator of the long-term acute care hospital. We realized a gain on sale of $13 million and an unlevered IRR of 12.5%.

Genesis Healthcare We received $28 million in repayments from Genesis on loans that had an average yield of 7%.

Revera Inc We completed the disposition of a seniors housing property with 187 units located on a 5.6 acre site in Vancouver, British Columbia, Canada. The property was owned 75% by Welltower and 25% by Revera, and the real estate was sold to a developer who intends to redevelop the site. The developer has agreed to construct a 190,000 square foot seniors housing property for the Welltower/Revera JV on a portion of the existing site at cost plus a development fee. The real estate was sold for $76 million representing a 4.6% cap on in-place NOI, and we realized an unlevered IRR of 18.3%.

Investments Subsequent to Year-end

Cogir Management Corporation We initiated a relationship with Cogir Management Corporation in Canada through the acquisition of six independent living communities with 1,466 units located in Montreal (4) and Quebec City (2), two of Canada’s top 10 MSAs. The communities were acquired through the formation of a new 95/5 RIDEA joint venture with Cogir and the purchase price, based on a 100% interest, was $248 million CAD. The year one cap rate is 6.5%. Cogir is the third largest seniors housing operator in Canada with over 8,100 units, and currently manages seven properties in Quebec on behalf of the Welltower / Revera joint venture.

Genesis Recapitalization Led by Midcap Financial Trust (“Midcap”), an Apollo Global Management (“Apollo”) Company Genesis HealthCare (NYSE:GEN) (“Genesis”) has solidified its corporate recapitalization efforts by securing financing commitments for a new asset based lending facility (“ABL”) and an agreement for an amended and expanded term loan, as well as master lease and loan restructurings. This significant accomplishment substantially strengthens Genesis’s balance sheet and liquidity position through the cooperative efforts of Genesis and their new and existing credit parties.

•         Corporate Recapitalization:

§  New $555 million MidCap ABL: On February 2, 2018 Genesis entered into a commitment letter with MidCap, a wholly owned subsidiary of Apollo, one of the most preeminent alternative asset managers in the world with nearly $250 billion in assets under management. Pursuant to this agreement, MidCap will provide Genesis with a $555 million credit facility comprised of a $325 million first lien term loan facility, $200 million first lien revolving credit facility, and a $30 million overline facility (collectively, the “New ABL Credit Facilities”). The New ABL Credit Facilities will have five-year terms and proceeds will be used to replace and repay in full the company’s existing $525 million revolving credit facilities that are scheduled to mature on February 2, 2020. Subject to the satisfaction of customary closing conditions, Genesis and MidCap expect to close the New ABL Credit Facilities by March 9, 2018.

§  $40 million Term Loan Expansion: Welltower and Omega Healthcare Investors, Inc. (“Omega”) have entered into an agreement with Genesis to amend and expand the existing Genesis $120 million term loan agreement. Welltower will fund a $24 million tranche and will receive priority of repayment among lenders. Effective February 15, 2018, the loan will bear an interest rate equal to LIBOR (subject to a LIBOR floor of 1%) plus an applicable margin of 13%, of which 5% will be paid in cash and the remainder paid-in-kind. Subject to the satisfaction of closing conditions, Welltower and Omega expect to close the amended term loan facility concurrently with the New ABL Credit Facilities by March 9, 2018.

§  Welltower Real Estate Loans: As of December 31, 2017, Welltower currently has approximately $275 million of outstanding real estate loans (“Bridge Loans”) due January 1, 2022, currently carrying an annual cash interest rate of 10.25%

4Q17 Earnings Release                                                                                                                                                               February 22, 2018

through November 2017, at which point Welltower stopped recognizing interest income. Welltower and Genesis have entered into a definitive agreement to amend the annual interest rate beginning February 15, 2018 to 12%, of which 7% will be paid in cash and 5% will be paid-in-kind, and Welltower will have recommenced interest income recognition on a cash-basis. Genesis continues to make progress on refinancing and asset sale transactions to secure commitments to repay no less than $105 million of obligations. If Genesis is unsuccessful in securing such commitments or otherwise reducing the outstanding obligation on or before April 1, 2018, the cash pay component of the interest rate will increase by approximately $2 million annually.

§  Welltower Convertible Note: In November 2017, Welltower exercised its right to convert approximately $12 million of unsecured debt to three million shares of Genesis Class A common stock. The convertible note was provided to Welltower by Genesis in consideration for reduced rent and escalators that Genesis received as part of Welltower’s sale of Genesis properties to Cindat and Union Life on November 2, 2016.

§  Welltower Master Lease Restructuring: Effective January 1, 2018 the Genesis annual cash rent obligation under the Master Lease will be reduced by $35 million and the term will be extended by 5 years. Additionally, lease escalators will be set to 2.5% in year one and 2% thereafter, and rent will be reset on January 31, 2023 in such fashion to permit the rent payable to Welltower to increase up to $35 million subject to increases in EBITDAR relative to the trailing twelve months ended December 31, 2017, generated by the properties comprising the master lease portfolio.

§  Sabra Master Lease: Effective January 1, 2018, Genesis has realized permanent and unconditional annual cash rent savings of $19 million pursuant to a definitive agreement between Genesis and Sabra Health Care REIT, Inc.

•         Disposition Guidance Update: Since 2016, Welltower has received over $1.9 billion in proceeds from loan payoffs and property sales related to Genesis resulting in an IRR of 10.3%. In 2018, we anticipate approximately $275 million of proceeds from potential loan payoffs and property sales related to Genesis, which are included in our disposition guidance.

•         Welltower As-Adjusted Portfolio: As-adjusted for the restructuring summarized above, Welltower’s Genesis concentration will decrease from 6.8% to 5.2% and long-term/post-post acute exposure will decrease from 12.6% to 11.0%. Private pay revenue mix will increase from 94.2% to 94.7%. Additionally, post Genesis’s wider restructuring, coverage after management fee will increase to 1.34x and coverage before management fee will increase to 1.73x on an as-adjusted basis. Through the above restructuring efforts, Genesis’s improved balance sheet and liquidity profile will result in a significantly stronger corporate credit guarantee to Welltower. Through the cooperative efforts of Genesis management and all credit partners, Welltower’s ongoing partnership with Genesis is substantially improved.

Conference Call Information We have scheduled a conference call on Thursday, February 22, 2018 at 10:00 a.m. Eastern Time to discuss our fourth quarter 2017 results, industry trends, portfolio performance and outlook for 2018. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international).  For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through March 8, 2018. To access the rebroadcast, dial 855-859-2056 or 404-537-3406 (international).  The conference ID number is 2249568. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software.  Replays will be available for 90 days.

Supplemental Reporting Measures We believe that revenues, net income and net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), are the most appropriate earnings measurements. However, we consider funds from operations (FFO), net operating income (NOI), In-Place Net Operating Income (IPNOI), same store net operating income (SSNOI), and Adjusted EBITDA (A-EBITDA) to be useful supplemental measures of our operating performance. Excluding A-EBITDA, these supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.

Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests.  Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 1.  We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating

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performance of the company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.

We define NOI as total revenues, including tenant reimbursements, less property operating expenses.  Property operating expenses represent costs associated with managing, maintaining and servicing tenants for our seniors housing operating and outpatient medical properties.  These expenses include, but are not limited to, property-related payroll and benefits, property management fees paid to operators, marketing, housekeeping, food service, maintenance, utilities, property taxes and insurance.  General and administrative expenses represent costs unrelated to property operations or transaction costs.  These expenses include, but are not limited to, payroll and benefits, professional services, office expenses and depreciation of corporate fixed assets. IPNOI represents NOI excluding interest income, other income and non-IPNOI and adjusted for timing of current quarter portfolio changes such as acquisitions, development conversions, segment transitions, dispositions and investments held for sale.

SSNOI is used to evaluate the operating performance of our properties under a consistent population which eliminates changes in the composition of our portfolio.  As used herein, same store is generally defined as those revenue-generating properties in the portfolio for the relevant year-over-year reporting periods.  Land parcels, loans, sub-leases and major capital restructurings as well as any properties acquired, developed/redeveloped, transitioned, sold or classified as held for sale during that period are excluded from the same store amounts.  Normalizers include adjustments that in management’s opinion are appropriate in considering SSNOI, a supplemental, non-GAAP performance measure.  None of these adjustments, which may increase or decrease SSNOI, are reflected in our financial statements prepared in accordance with U.S. GAAP.  Significant normalizers (defined as any that individually exceed 0.50% of SSNOI growth per property type) are separately disclosed and explained in the relevant supplemental information package. We believe SSNOI provides investors relevant and useful information because it measures the operating performance of our properties at the property level on an unleveraged basis. No reconciliation of the forecasted range for SSNOI on a combined or segment basis is included in this release because we are unable to quantify certain amounts that would be required to be included in the comparable GAAP financial measure without unreasonable efforts, and we believe such reconciliation would imply a degree of precision that could be confusing or misleading to investors.

We measure our credit strength both in terms of leverage ratios and coverage ratios. The leverage ratios indicate how much of our balance sheet capitalization is related to long-term debt, net of cash and IRC section 1031 deposits. We expect to maintain capitalization ratios and coverage ratios sufficient to maintain a capital structure consistent with our current profile. The coverage ratios are based on EBITDA which stands for earnings (net income per income statement) before interest expense, income taxes, depreciation and amortization. Covenants in our senior unsecured notes contain financial ratios based on a definition of EBITDA that is specific to those agreements.  Failure to satisfy these covenants could result in an event of default that could have a material adverse impact on our cost and availability of capital, which could in turn have a material adverse impact on our consolidated results of operations, liquidity and/or financial condition.  Due to the materiality of these debt agreements and the financial covenants, we have defined A-EBITDA to exclude unconsolidated entities and to include adjustments for stock-based compensation expense, provision for loan losses, gains/losses on extinguishment of debt, transactions costs, gains/losses/impairments on properties, gains/losses on derivatives and other non-recurring and/or non-cash income/charges. We believe that A-EBITDA, along with net income and cash flow provided from operating activities, is an important supplemental measure because it provides additional information to assess and evaluate the performance of our operations. Our leverage ratios include net debt to undepreciated book capitalization and net debt to A-EBITDA. Undepreciated book capitalization represents book capitalization adjusted for accumulated depreciation and amortization. Book capitalization represents the sum of net debt (defined as total long-term debt less cash and cash equivalents and any IRC section 1031 deposits), total equity and redeemable noncontrolling interests.

Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies.  Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions.  Additionally, they are utilized by the Board of Directors to evaluate management.  The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity.  Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies.  Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended December 31, 2017, which is available on the company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.

About Welltower Welltower Inc. (NYSE:HCN), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The company invests with leading seniors housing operators, post-acute providers and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience.  Welltower™, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth

4Q17 Earnings Release                                                                                                                                                               February 22, 2018

markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com.  We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information.  We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”.  Accordingly, investors should monitor such portion of the company’s website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission.  The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.

Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When we use words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, we are making forward-looking statements. In particular, these forward-looking statements include, but are not limited to, those relating to our opportunities to acquire, develop or sell properties; our ability to close anticipated acquisitions, investments or dispositions on currently anticipated terms, or within currently anticipated timeframes; the expected performance of our operators/tenants and properties; our expected occupancy rates; our ability to declare and to make distributions to shareholders; our investment and financing opportunities and plans; our continued qualification as a REIT; our ability to access capital markets or other sources of funds; and our ability to meet our earnings guidance. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause our actual results to differ materially from our expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; our ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting our properties; our ability to re-lease space at similar rates as vacancies occur; our ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting our properties; changes in rules or practices governing our financial reporting; the movement of U.S. and foreign currency exchange rates; our ability to maintain our qualification as a REIT; key management personnel recruitment and retention; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. Finally, we undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

4Q17 Earnings Release                                                                                                                                                               February 22, 2018

Welltower Inc.

Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	December 31,
	2017	2016
Assets
Real estate investments:
Land and land improvements	$2,734,467	$2,591,071
Buildings and improvements	25,373,117	24,496,153
Acquired lease intangibles	1,502,471	1,402,884
Real property held for sale, net of accumulated depreciation	734,147	1,044,859
Construction in progress	237,746	506,091
	30,581,948	30,041,058
Less accumulated depreciation and intangible amortization	(4,838,370)	(4,093,494)
Net real property owned	25,743,578	25,947,564
Real estate loans receivable	495,871	622,628
Less allowance for losses on loans receivable	(68,372)	(6,563)
Net real estate loans receivable	427,499	616,065
Net real estate investments	26,171,077	26,563,629
Other assets:
Investments in unconsolidated entities	445,585	457,138
Goodwill	68,321	68,321
Cash and cash equivalents	243,777	419,378
Restricted cash	65,526	187,842
Straight-line rent receivable	389,168	342,578
Receivables and other assets	560,991	826,298
	1,773,368	2,301,555
Total assets	$27,944,445	$28,865,184

Liabilities and equity
Liabilities:
Borrowings under primary unsecured credit facility	$719,000	$645,000
Senior unsecured notes	8,331,722	8,161,619
Secured debt	2,608,976	3,477,699
Capital lease obligations	72,238	73,927
Accrued expenses and other liabilities	911,863	827,034
Total liabilities	12,643,799	13,185,279
Redeemable noncontrolling interests	375,194	398,433
Equity:
Preferred stock	718,503	1,006,250
Common stock	372,449	363,071
Capital in excess of par value	17,662,681	16,999,691
Treasury stock	(64,559)	(54,741)
Cumulative net income	5,316,580	4,803,575
Cumulative dividends	(9,471,712)	(8,144,981)
Accumulated other comprehensive income	(111,465)	(169,531)
Other equity	670	3,059
Total Welltower Inc. stockholders’ equity	14,423,147	14,806,393
Noncontrolling interests	502,305	475,079
Total equity	14,925,452	15,281,472
Total liabilities and equity	$27,944,445	$28,865,184

4Q17 Earnings Release                                                                                                                                                               February 22, 2018

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
		2017	2016	2017	2016
	Revenues:
	Rental income	$360,249	$389,372	$1,445,871	$1,648,815
	Resident fees and service	729,666	657,345	2,779,423	2,504,731
	Interest income	11,975	23,688	73,811	97,963
	Other income	2,367	7,916	17,536	29,651
	Gross revenues	1,104,257	1,078,321	4,316,641	4,281,160

	Expenses:
	Interest expense	127,217	126,360	484,622	521,345
	Property operating expenses	547,904	494,835	2,083,925	1,876,983
	Depreciation and amortization	238,458	227,916	921,720	901,242
	General and administrative expenses	28,365	32,807	122,008	155,241
	Transaction costs	-	9,704	-	42,910
	Loss (gain) on derivatives, net	-	68	2,284	(2,448)
	Loss (gain) on extinguishment of debt, net	371	17,204	37,241	17,214
	Provision for loan losses	62,966	10,215	62,966	10,215
	Impairment of assets	99,821	13,187	124,483	37,207
	Other expenses	60,167	8,838	177,776	11,998
	Total expenses	1,165,269	941,134	4,017,025	3,571,907

	Income (loss) from continuing operations before income taxes
	and income from unconsolidated entities	(61,012)	137,187	299,616	709,253
	Income tax (expense) benefit	(25,663)	16,585	(20,128)	19,128
	Income (loss) from unconsolidated entities	(59,449)	(2,829)	(83,125)	(10,357)
	Income (loss) from continuing operations	(146,124)	150,943	196,363	718,024
	Gain (loss) on real estate dispositions, net	56,381	200,165	344,250	364,046
	Net income (loss)	(89,743)	351,108	540,613	1,082,070
Less:	Preferred dividends	11,676	16,352	49,410	65,406
	Preferred stock redemption charge	-	-	9,769	-
	Net income (loss) attributable to noncontrolling interests	10,104	1,714	17,839	4,267
	Net income (loss) attributable to common stockholders	$(111,523)	$333,042	$463,595	$1,012,397

	Average number of common shares outstanding:
	Basic	370,485	362,088	367,237	358,275
	Diluted	370,485	364,369	369,001	360,227

	Net income (loss) attributable to common stockholders per share:
	Basic	$(0.30)	$0.92	$1.26	$2.83
	Diluted	$(0.30)	$0.91	$1.26	$2.81

	Common dividends per share	$0.87	$0.86	$3.48	$3.44

4Q17 Earnings Release                                                                                                                                                               February 22, 2018

Outlook Reconciliations: Year Ended December 31, 2018	Exhibit 1
(in millions, except per share data)
	Current Outlook
	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$892	$930
Losses/impairments (gains) on properties, net(1,2)	(338)	(338)
Depreciation and amortization(1)	927	927
Normalized FFO attributable to common stockholders	$1,481	$1,519

Per share data attributable to common stockholders:
Net income	$2.38	$2.48
Normalized FFO	3.95	4.05

Other Items(1)
Net straight-line rent and above/below market rent amortization	$(62)	$(62)
Non-cash interest expenses	15	15
Recurring cap-ex, tenant improvements, and lease commissions	(72)	(72)
Stock-based compensation	22	22

Notes:	(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
	(2) Includes estimated gains on projected dispositions.

Normalizing Items				Exhibit 2
(in thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Loss (gain) on derivatives, net	$-	$68	$2,284	$(2,448)
Loss (gain) on extinguishment of debt, net	371 (2)	17,204	37,241	17,214
Provision for loan losses	62,966 (3)	10,215	62,966	10,215
Preferred stock redemption charge	-	-	9,769	-
Nonrecurring interest expense	2,634 (4)	-	2,634	-
Nonrecurring income tax expenses (benefits)	17,354 (5)	(15,675)	9,438	(15,675)
Other expenses and transaction costs(1)	60,167 (6)	18,542	177,776	54,908
Additional other income	-	(4,853)	-	(16,664)
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	57,566 (7)	3,214	86,589	7,228
Net normalizing items	$201,058	$28,715	$388,697	$54,778
Average diluted common shares outstanding	372,145	364,369	369,001	360,227
Net normalizing items per diluted share	$0.54	$0.08	$1.05	$0.15

Notes:	(1) Effective 1/1/17 with the adoption of ASU 2017-01, any non-capitalizable transaction costs are in Other Expenses.
	(2) Primarily related to secured debt extinguishments.
	(3) Primarily related to Genesis loan restructurings.
	(4) Primarily related to early settlement of cash flow hedges due to changes in income tax law impacting our UK investments.
	(5) Primarily related to deferred taxes and valuation allowances including the impact of the Tax Cuts and Jobs Act.

(6) Primarily related to $41 million of headquarter donation expenses, $18 million of a marketable securities impairment and non-capitalizable transaction costs offset by net severance-related costs/settlements.

	(7) Primarily related to impairment of an unconsolidated joint venture investment as well as non-capitalizable transaction costs and the impact of the Tax Cuts and Jobs Act in joint ventures.

4Q17 Earnings Release                                                                                                                                                               February 22, 2018

FFO Reconciliations				Exhibit 3
(in thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income (loss) attributable to common stockholders	$(111,523)	$333,042	$463,595	$1,012,397
Depreciation and amortization	238,458	227,916	921,720	901,242
Losses/impairments (gains) on properties, net	43,440	(186,978)	(219,767)	(326,840)
Noncontrolling interests(1)	(8,131)	(17,897)	(60,018)	(71,527)
Unconsolidated entities(2)	16,980	16,746	60,046	67,667
NAREIT FFO attributable to common stockholders	179,224	372,829	1,165,576	1,582,939
Normalizing items, net(3)	201,058	28,715	388,697	54,778
Normalized FFO attributable to common stockholders	$380,282	$401,544	$1,554,273	$1,637,717

Average diluted common shares outstanding:
For net income (loss) purposes	370,485	364,369	369,001	360,227
For FFO purposes	372,145	364,369	369,001	360,227

Per share data attributable to common stockholders:
Net income (loss)	$(0.30)	$0.91	$1.26	$2.81
NAREIT FFO	0.48	1.02	3.16	4.39
Normalized FFO	1.02	1.10	4.21	4.55

Normalized FFO Payout Ratio:
Dividends per common share	$0.87	$0.86	$3.48	$3.44
Normalized FFO attributable to common stockholders per share	$1.02	$1.10	$4.21	$4.55
Normalized FFO payout ratio	85%	78%	83%	76%

Other items:(4)
Net straight-line rent and above/below market rent amortization	$(18,692)	$(22,557)	$(72,838)	$(106,098)
Non-cash interest expenses	3,219	771	13,042	4,014
Recurring cap-ex, tenant improvements, and lease commissions	(22,400)	(19,233)	(68,120)	(66,701)
Stock-based compensation(5)	2,643	5,395	17,721	24,591

Notes:	(1) Represents noncontrolling interests' share of net FFO adjustments.
	(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
	(3) See Exhibit 2.
	(4) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
	(5) Excludes certain severance related stock-based compensation recorded in other expenses.

Undepreciated Book Capitalization			Exhibit 4
(in thousands)	As Of
	December 31, 2017	December 31, 2016
Lines of credit	$719,000	$645,000
Long-term debt obligations(1)	11,012,936	11,713,245
Cash and cash equivalents(2)	(249,620)	(557,659)
Net debt	11,482,316	11,800,586
Accumulated depreciation and amortization	4,838,370	4,093,494
Total equity(3)	15,300,646	15,679,906
Undepreciated book capitalization	$31,621,332	$31,573,986
Net debt to undepreciated book capitalization ratio	36.3%	37.4%

Notes:	(1) Amounts include unamortized premiums/discounts and other fair value adjustments as reflected on balance sheet.
	(2) Inclusive of IRC section 1031 deposits, if any.
	(3) Includes all noncontrolling interests (redeemable and permanent) as reflected on balance sheet.

4Q17 Earnings Release                                                                                                                                                               February 22, 2018

SSNOI Reconciliations								Exhibit 5
(in thousands)	Three Month Ended
	March 31,		June 30,		September 30,		December 31,
	2017	2016	2017	2016	2017	2016	2017	2016
Net income (loss)	$337,610	$165,474	$203,441	$210,749	$89,299	$354,741	$(89,743)	$351,108
Loss (gain) on real estate dispositions, net	(244,092)	-	(42,155)	(1,530)	(1,622)	(162,351)	(56,381)	(200,165)
Loss (income) from unconsolidated entities	23,106	3,820	3,978	1,959	(3,408)	1,749	59,449	2,829
Income tax expense (benefit)	2,245	(1,725)	(8,448)	(513)	669	(305)	25,663	(16,585)
Other expenses and transaction costs	11,675	8,208	6,339	8,318	99,595	19,842	60,167	18,542
Impairment of assets	11,031	14,314	13,631	-	-	9,705	99,821	13,187
Provision for loan losses	-	-	-	-	-	-	62,966	10,215
Loss (gain) on extinguishment of debt, net	31,356	(24)	5,515	33	-	-	371	17,204
Loss (gain) on derivatives, net	1,224	-	736	-	324	(2,516)	-	68
General and administrative expenses	31,101	45,691	32,632	39,914	29,913	36,828	28,365	32,807
Depreciation and amortization	228,276	228,696	224,847	226,569	230,138	218,061	238,458	227,916
Interest expense	118,597	132,960	116,231	132,326	122,578	129,699	127,217	126,360
Consolidated NOI	552,129	597,414	556,747	617,825	567,486	605,453	556,353	583,486
NOI attributable to unconsolidated investments	21,279	16,006	21,873	16,881	22,431	17,179	21,539	16,467
NOI attributable to noncontrolling interests	(27,542)	(24,804)	(29,359)	(27,156)	(30,538)	(27,124)	(29,760)	(28,151)
Pro rata NOI	545,866	588,616	549,261	607,550	559,379	595,508	548,132	571,802
Non-cash NOI attributable to same store properties	(13,711)	(19,826)	(12,702)	(18,162)	(12,839)	(16,670)	(5,386)	(12,549)
NOI attributable to non-same store properties	(70,572)	(97,242)	(62,013)	(102,276)	(73,488)	(108,686)	(85,137)	(101,310)
Currency and ownership adjustments(1)	(1,815)	(17,279)	(584)	(19,897)	(4,455)	(15,908)	(4,243)	(12,327)
Other adjustments(2)	648	(3,939)	(297)	(7,261)	425	(541)	1,351	(103)
Same store NOI (SSNOI)	$460,416	$450,330	$473,665	$459,954	$469,022	$453,703	$454,717	$445,513

Seniors housing triple-net	$128,824	$124,484	$129,536	$125,748	$121,644	$118,070	$115,148	$111,974
Long-term/post-acute care	62,396	60,332	64,163	62,228	65,378	63,425	57,547	55,986
Seniors housing operating	186,521	184,807	196,506	189,798	197,922	190,068	203,650	200,702
Outpatient medical	82,675	80,707	83,460	82,180	84,078	82,140	78,372	76,851
Total SSNOI	$460,416	$450,330	$473,665	$459,954	$469,022	$453,703	$454,717	$445,513

								Average
Seniors housing triple-net	3.5%		3.0%		3.0%		2.8%	3.1%
Long-term/post-acute care	3.4%		3.1%		3.1%		2.8%	3.1%
Seniors housing operating	0.9%		3.5%		4.1%		1.5%	2.5%
Outpatient medical	2.4%		1.6%		2.4%		2.0%	2.1%
Total SSNOI growth	2.2%		3.0%		3.4%		2.1%	2.7%

Notes:	(1) Includes adjustments to reflect consistent property ownership percentages and foreign currency exchange rates for properties in the UK and Canada.
	(2) Includes other adjustments described in the relevant accompanying Supplement.

4Q17 Earnings Release                                                                                                                                                               February 22, 2018

As-adjusted In-Place Net Operating Income (IPNOI) Reconciliation			Exhibit 6
(in thousands)
	4Q17 Actual	Adjustments(1)	As-adjusted
Annualized IPNOI:
Genesis long-term/post-acute care	$136,257	$(35,000)	$101,257
Other long-term/post-acute care	115,507		115,507
Total long-term/post-acute care	251,764	(35,000)	216,764
Seniors housing triple-net	523,112		523,112
Seniors housing operating	888,084		888,084
Outpatient medical	336,544		336,544
Total annualized IPNOI	$1,999,504	$(35,000)	$1,964,504
Total quarterly IPNOI	499,876
IPNOI adjustments(2)	48,256
Pro rata NOI(3)	$548,132

% of annualized IPNOI:
Genesis % of IPNOI	6.8%	-1.6%	5.2%
Total LTPAC % of IPNOI	12.6%	-1.6%	11.0%

Notes:	(1) Represents adjustments to reflect master lease restructuring.
(2) Includes adjustments described in accompanying Supplement.
	(3) See Exhibit 5 for a reconciliation of pro rata NOI to net income (loss).